Exhibit 99.1

EBIX, INC. ANNOUNCES ACQUISITION OF UTAH BASED LIFE
LINK CORP

•                       Acquisition expected to be accretive in earnings for Ebix immediately

ATLANTA— (BUSINESS WIRE)—January 23, 2003—Ebix, Inc. (NASDAQ: EBIX - News), a leading international supplier of software and e-commerce solutions to the insurance industry, announced that it has completed its acquisition of Life Link Corp Inc., adding hundreds of brokers and approximately thirty five (35) life insurance companies as customers.

Under terms of the agreement, Ebix has acquired all of the outstanding capital stock of LifeLink from the Shareholders in exchange for an aggregate purchase price of $10,500,000 payable as follows: $5,000,000 paid in cash at closing,  $2,500,000 paid in cash over a deferred period of five years, and $3,000,000 payable in 200,000 shares of the common stock of Ebix issued at the time of closing.

Accretive Acquisition for Ebix

Lifelink Corp reported audited revenues of $5.3 million for its fiscal year ended December 31, 2003, up approximately 23% from the prior fiscal year, with adjusted EBITDA (before interest, taxes, depreciation, amortization plus salary and bonus for LifeLink's former owner that will not recur in 2004 and beyond) of approximately $1.95 million. The acquisition is expected to be accretive in earnings to Ebix, effective immediately.

Ebix intends to run the company as a separate profit center, while retaining all the 35 employees of Lifelink Corp.

“At a high level, Ebix requirements for any potential acquisition candidate are rather simple. Firstly, the potential acquisition has to be accretive in terms of positive cash flows and earnings both. Secondly, the potential acquisition has to be a leading player in a niche area of insurance software.” Robin Raina President & CEO of Ebix, Inc. said, “Thirdly, the acquisition has to fit into our technology vision of converging all the different players in the industry – brokers, carriers and the consumers. Finally, the potential acquisition needs to have a well-balanced management team with a good track record.”

Raina added “With its leadership position in life insurance sales illustration software arena, Lifelink fitted the above requirements extremely well especially with its strong and consistent track record of positive cash flows and earnings both, while having no debts at the time of closing. Naturally, the acquisition made good sense for Ebix. Additionally, the acquisition of thirty-five strong customer base of life insurance companies provides us with new cross-selling opportunities in terms of selling development services and products to these companies, from our Development services division targeted at insurance companies.”

For the purposes of this transaction, WFG Capital Advisors LP served as Financial Advisors to LifeLink Corporation.

About Ebix

Founded in 1976, the company is one of the leading international suppliers of software and e-commerce solutions to the insurance industry. The company strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges.

Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations. The company is in the process of seeking SEI CMM Level 4 certification for its development units in India and has already secured an ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the company’s Web site at www.ebix.com.

The company provides a series of application software for the insurance industry ranging from carrier systems, agency systems, exchanges to custom software development for all entities involved in the insurance and financial industries. The company with bases in Singapore, Australia, US, New Zealand, India and Canada employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents.

About LifeLink Corporation

LifeLink Corporation has been selling life insurance sales software applications for over 20 years. LifeLink’s flagship application, WinFlex is considered a SEMCI (single entry, multiple carrier interface) for more than 35 carriers and allows brokers and agents to access all of their carriers on one system. WinFlex on the desktop and WinFlex Web on the Internet are the solution of choice for the brokerage industry. LifeLink also offers LifeLinkPro, a hosted suite of agent tools that seamlessly integrates into your secure website, includes Term, LTC and UL comparison systems as well as VitalSigns for carrier ratings and financial reports. For additional information about LifeLink Corporation, please visit www.lifelinkcorp.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS - This press release contains various forward-looking statements and information that are based on ebix management’s beliefs, as well as assumptions made by and information currently available to management. We have tried to identify such forward looking statements by use of such words as “will”, “expects”, “intends”, “anticipates”, “plans”, “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the ebix.com website and other new products can be successfully developed and marketed, the risks associated with any future acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, ebix’s dependence on the insurance industry (and in particular independent agents), the highly competitive and rapidly changing automation systems market, ebix’s ability to effectively protect its applications software and other proprietary information, ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on ebix’s website, mainframe and other servers, possible security breaches on the ebix website, the possible effects of insurance regulation on ebix, the possible effects of the Securities and Exchange Commission’s investigation of ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in ebix’s periodic filings with the Securities Exchange Act of 1934, including ebix’s quarterly report on Form 10-Q for the quarter ended September 30, 2003. Except as expressly required by the federal securities laws, ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason

Contacts:

Ebix, Robin Raina, 678-281-2020

Or

Topaz Partners, Ian Stanton, 781-388-7900 x212